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                                                                     EXHIBIT 8.1


                                November 28, 2000




Bowlin Outdoor Advertising & Travel Centers Incorporated
150 Louisiana N.E.
Albuquerque, New Mexico 87108


         Re: Acquisition of Bowlin Outdoor Advertising & Travel Centers Incorporated by Lamar Advertising Company


Ladies and Gentlemen:

         Bowlin Outdoor Advertising & Travel Centers Inc. ("Bowlin") has requested our opinion with respect to certain of the federal income tax consequences of the acquisition of Bowlin by Lamar Advertising Company ("Lamar") through the merger (the "Merger") of Lamar Southwest Acquisition Corporation ("Transitory Sub"), a newly organized Nevada corporation that is a wholly-owned direct subsidiary of Lamar with and into Bowlin pursuant to the Agreement and Plan of Merger, dated October 3, 2000, by and between Bowlin, Lamar and Transitory Sub (the "Merger Agreement"). Under the terms of the Merger Agreement, shares of Bowlin will be exchanged for shares of Lamar.

                               Documents Examined

         In connection with the rendering of our opinion, we have examined the following:

         1. The Merger Agreement;

         2. The Registration Statement on Form S-4 filed under the Securities Act of 1933 by Lamar with respect to the Lamar stock to be issued in connection with the Merger (the "Registration Statement");

         3. The Representation Certificates ("Representation Certificates") of Bowlin and Lamar; and



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         4. Such other documents, records, and matters of law as we have deemed necessary or appropriate in connection with rendering this opinion.

         In our review and examination of the foregoing, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or duplicate copies thereof. We have further assumed that the execution and delivery of any of the foregoing have been duly authorized by all necessary corporate actions in order to make the foregoing valid and legally binding obligations of the parties, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

                               Factual Assumptions

         In rendering this opinion, we have made the following assumptions as to factual matters.

         1. The representations and warranties of the parties contained in the documents listed in the section entitled Documents Examined that may be deemed material to this opinion will all be true in all material respects as of the date of the Merger;

         2. The representations as to factual matters of Bowlin and Lamar contained in the Representation Certificates will all be true, correct, and complete in all material respects as of the date of the Merger and any representations made "to the best knowledge of" or similarly qualified will all be true, correct and complete without such qualification as of the date of the Merger; and

         3. The Merger, and all transactions related thereto or contemplated by the Merger Agreement and the Registration Statement, shall be consummated in accordance with the terms and conditions of the applicable documents.

                             Limitations on Opinion

         The following limitations apply with respect to this opinion:

         1. This opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder (including proposed Treasury Regulations), and the interpretations thereof by the Internal Revenue Service and those courts having jurisdiction over such matters as of the date hereof, all of which are



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subject to change either prospectively or retrospectively. No opinion is rendered with respect to the effect, if any, of any pending or future legislation or administrative regulation or ruling that may have a bearing on any of the foregoing. This opinion is not the equivalent of a ruling from, and is not binding on, the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service or the courts will agree with the conclusions expressed herein.

         2. We have not been asked to render an opinion with respect to any federal income tax matters except those set forth below, nor have we been asked to render an opinion with respect to any state or local tax consequences of the Merger. Accordingly, this opinion should not be construed as applying in any manner to any tax aspect of the Merger other than as set forth below.

         3. All factual assumptions set forth above are material to all opinions herein rendered and have been relied upon by us in rendering all such opinions. Any material inaccuracy in any one or more of the assumed facts may nullify all or some of the conclusions stated in such opinion.

                                     Opinion

         Based on and subject to the foregoing, the discussion contained in the Registration Statement under the caption "The Merger and the Merger Agreement - Material United States Federal Tax Consequences of the Merger," constitutes, in all material respects, an accurate summary of the United States federal income tax matters described therein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Respectfully submitted,



                                       /s/ Squire, Sanders & Dempsey L.L.P.